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                                                                      EXHIBIT 12

                   TXU GAS COMPANY AND SUBSIDIARY COMPANIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       AND RATIO OF EARNINGS TO COMBINED
                     FIXED CHARGES AND PREFERRED DIVIDENDS

                                                                                                         Predecessor (1)
                                                                                             -------------------------------------
                                                                             Period from       Period from
                                                         Year Ended           Acquisition       January 1         Year Ended
                                                         December 31,          Date to           1997 to         December 31,
                                                     ---------------------    December 31,     Acquisition   ---------------------
                                                       1999        1998          1997             Date         1996        1995
                                                     --------    ---------  --------------   --------------  ---------   ---------
                                                                                          (In thousands except ratios)
EARNINGS:
 Income (loss) from continuing operations before
     extraordinary items                             $(17,930)   $(22,386)      $(9,565)        $(15,377)    $  9,751    $ 21,362

 Add: Equity in net losses (income) of
   less-than 50% owned affiliates                           -           -           168              732        3,821         821
      Dividends received from less-than 50%
      owned affiliates                                      -           -            87              178          253         340
      Total federal income taxes                      (15,678)     (2,532)       (1,485)          (4,612)      10,277      11,415
      Fixed charges (see detail below)                 79,058      77,130        32,133           45,021       77,900      73,258
      Amortization of previously capitalized
      interest                                              -           -             -              217          334         331
                                                     --------    --------       -------         --------      -------    --------
          Total earnings (2)                         $ 45,450    $ 52,212       $21,338         $ 26,159     $102,336    $107,527
                                                     ========    ========       =======         ========     ========    ========
FIXED CHARGES:
 Interest expense                                    $ 66,681    $ 71,305       $31,755         $ 44,537     $ 76,700     $ 71,380
 Rentals representative of
  the interest factor                                   2,270         540           378              484        1,200        1,878
 Distributions on trust
  securities of subsidiaries                           10,107       5,285             -                -            -            -
                                                     --------    --------       -------         --------     --------     --------
 Fixed charges deducted from earnings                  79,058      77,130        32,133           45,021       77,900       73,258
 Capitalized interest                                       -           -            46              131           63          234
                                                     --------    --------       -------         --------     --------     --------
          Total fixed charges                          79,058      77,130        32,179           45,152       77,963       73,492

 Preferred dividends adjusted for pretax
  earnings coverage (3)                                 6,898       4,497         5,403            8,742       23,290       17,937
                                                     --------    --------       -------         --------     --------     --------
          Combined fixed charges and
           preferred dividends                       $ 85,956    $ 81,627       $37,582         $ 53,894     $101,253     $ 91,429
                                                     ========    ========       =======         ========     ========     ========

RATIO OF EARNINGS TO FIXED CHARGES (4)                   0.57        0.68          0.66             0.58         1.31         1.46
                                                     ========    ========       =======         ========     ========     ========
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
 PREFERRED DIVIDENDS (5)                                 0.53        0.64          0.57             0.49         1.01         1.18
                                                     ========    ========       =======         ========     ========     ========

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(1)  On August 5, 1997 ( Acquisition Date), the merger transactions involving the former Texas Utilities Company, now known as TXU Energy Industries Company, a wholly-owned subsidiary of Texas Utilities Company (doing business as TXU Corp.) and TXU Gas Company (TXU Gas), formerly ENSERCH Corporation, were completed. TXU Corp. accounted for its acquisition of TXU Gas as a purchase, and purchase accounting adjustments, including goodwill, have been pushed down and are reflected in the financial statements of TXU Gas and its subsidiaries for the period subsequent to August 5, 1997. The ratios of TXU Gas for the periods ended before August 5, 1997, were prepared using TXU Gas' historical basis of accounting and are designated as "Predecessor." Prior period amounts have also been restated to reflect EEX/LSEPO as discontinued operations.

(2) "Earnings" represent the aggregate of (a) income from continuing operations before extraordinary items, (b) income taxes, (c) amortization of previously capitalized interest and (d) fixed charges deducted from earnings, on a total enterprise basis. "Fixed Charges" represent interest expense, capitalized interest and the portion of rental expense representative of the interest factor.

(3) The preferred stock dividend requirements are assumed to be equal to the pretax earnings which would be required to cover such dividend requirements. The amount of such pretax earnings required to cover preferred stock dividends was computed using tax rates for the applicable year.

(4) For the year ended December 31, 1999, for the year ended December 31, 1998, for the period from Acquisition Date to December 31, 1997 and for the period from January 1, 1997 to Acquisition Date, fixed charges exceeded earnings by $33.6 million, $24.9 million, $10.8 million and $19.0 million, respectively.

(5) For the year ended December 31, 1999, for the year ended December 31, 1998, for the period from Acquisition Date to December 31, 1997 and for the period from January 1, 1997 to Acquisition Date, combined fixed charges and preferred dividends exceeded earnings by $40.5 million, $29.4 million, $16.2 million and $27.7 million, respectively.